Exhibit 99.1

Company Contact:

Mark R. Lanning

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5200

www.frischs.com

Frisch’s Reports First Quarter Results

FOR IMMEDIATE RELEASE

Cincinnati, OH—October 18, 2011, Frisch’s Restaurants, Inc. (NYSE Amex: FRS) reported a modest decline in sales in its 16-week fiscal first quarter ended September 20, 2011, which is consistent with national trends of declining customer counts in the family dining restaurant segment. Consolidated revenues declined 1.3% to $91,728,189 from $92,925,834 in last year’s first quarter. The Company experienced a net loss of $2,274,283 in the quarter compared to net earnings of $2,741,279 last year. This loss was driven by a $4,000,000 pre-tax charge from the impairment of fixed assets, along with associated shuttering costs, related to the closure of six of our underperforming Golden Corral stores. Diluted loss per share for the quarter was $(0.46) compared to $0.54 earnings per diluted share last year.

In our Big Boy segment, same store sales were essentially flat while overall sales increased 2.0% as a result of new store openings. Gross profit in the Big Boy segment declined 16.7% in the quarter versus prior year primarily as a result of higher food and paper costs and depreciation expense. Higher food costs continue to reflect industry trends driven by increased costs of corn and other commodities. Higher depreciation expense is generated by new stores placed in service in the past 12 months.

Same store sales in our Golden Corral segment declined 4.9% while overall sales declined 7.8% reflecting the closure of the six underperforming stores on August 23, 2011. Gross profit in the Golden Corral segment declined 39.3% in the quarter versus prior year as a result of lower same store sales, the store closures and higher food and paper costs. Food costs in our Golden Corral segment increased over prior year but were moderated somewhat as we were able to lock in longer term prices on certain commodities.

At the Corporate level, administrative and advertising expense increased 16.3% as a result of a $371,000 stock award to the CEO combined with other legal and administrative costs related to the strategic assessment of our Golden Corral business segment. The effective tax rate declined to 16% in the quarter compared to 32% in last year’s first quarter due to the lower pre-tax income reflecting the $4 million impairment of the six closed Golden Corral stores which had minimal impact on the general business tax credits expected for the full year.

Craig F. Maier, President and Chief Executive Officer, said, “Our first quarter was very tough from both a revenue and cost perspective. The family dining segment of the restaurant industry continues to suffer from both declining customer counts as the U.S economic recovery languishes along with inflation impacting our food costs.

“We did take decisive action in the quarter to improve the profitability of our Golden Corral business segment by shuttering six underperforming stores which were unprofitable in fiscal 2011. In the weeks following these closures, we are seeing improved revenues at nearby Golden Corral and Big Boy stores as customers migrate from the shuttered stores” concluded Mr. Maier.

The Company opened one new Big Boy restaurant in July in our first quarter and a second restaurant in October in our second quarter. Frisch’s currently operates 96 company-owned Big Boy restaurants and there are an additional 25 franchised Big Boy restaurants operated by licensees. The Company also operates 29 Golden Corral restaurants.

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Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Sixteen Weeks ended
	Sept. 20, 2011	Sept. 21, 2010
Sales	$91,728	$92,926

Cost of sales
Food and paper	32,457	31,980
Payroll and related	30,795	30,765
Other operating costs	21,521	21,263

	84,773	84,008

Gross profit	6,955	8,918

Administrative and advertising	5,594	4,812
Franchise fees and other revenue	(389)	(399)
Impairment of long-lived assets	4,000

Operating (loss) profit	(2,250)	4,505
Interest expense	457	474

(Loss) earnings before income tax	(2,707)	4,031
Income taxes	(433)	1,290

NET (LOSS) EARNINGS	$(2,274)	$2,741

(Loss) earnings per share (EPS) of common stock:
Basic net (loss) earnings per share	$(.46)	$.54

Diluted net (loss) earnings per share	$(.46)	$.54

Diluted average shares outstanding	4,942	5,122

Depreciation included above	$4,684	$4,562

Opening expense included above	$283	$548

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	September 20, 2011 (unaudited)	May 31, 2011

Assets
Current assets
Cash and equivalents	$1,459	$2,449
Receivables	1,465	1,997
Inventories	5,882	5,717
Other current assets	3,837	4,697

	12,643	14,860

Property and equipment	163,112	172,922

Other assets
Goodwill & other intangible assets	1,156	1,237
Property held for sale and land investments	10,754	3,845
Deferred income taxes and other	2,259	2,410

	14,169	7,492

	$189,924	$195,274

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$11,603	$10,216
Accrued expenses	9,665	10,083
Other	8,604	8,801

	29,872	29,100

Long-term obligations
Long-term debt	21,015	22,573
Other long-term obligations	17,021	18,073

	38,036	40,646

Shareholders’ equity	122,016	125,528

	$189,924	$195,274